SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 17, 2010

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Extension of Asher-Menashe Petroleum Exploration License

On May 17, 2010, the Israeli Petroleum Commissioner notified Zion Oil & Gas, Inc. (the "Company" or “Zion”) that it was approving the Company’s request for a one-year extension on the Company’s Asher-Menashe License, extending the expiration date of the Asher-Menashe License until June 9, 2011.

The Company’s “Asher-Menashe License” covers an area of approximately 78,824 acres located on the Israeli coastal plain and the Mt. Carmel range between Caesarea in the south and Haifa in the north.  The Asher-Menashe License had an initial three-year term that was to run from June 10, 2007 through June 9, 2010, and has now been extended for an additional one-year period ending June 9, 2011. At the option of the Israeli Petroleum Commissioner, the Asher-Menashe License may be extended for additional one-year periods up to 2014.

Under the terms of the Asher-Menashe License, as extended, Zion is required (i) to sign an agreement with an appropriate geological services provider to acquire at least 30 kilometers of 2D seismic by August 1, 2010, (ii) to commence the seismic survey by October 1, 2010, (iii) to process and integrate the results of the new seismic survey with existing seismic lines and file a report with the Israeli Petroleum Commissioner by February 1, 2011, (iv) to identify a new drilling prospect in the Asher-Menashe License area by April 1, 2011 and (v) to sign a drilling contract to drill to the Permian geological layer by May 1, 2011.

On May 20, 2010, the Company entered into an agreement with the Geophysical Institute of Israel to acquire approximately an additional 30 kilometers of field seismic in the Asher-Menashe License area. Work on the new seismic lines is expected to begin in June 2010, subject to obtaining the necessary permits and approvals.

Attached, as Exhibit 10.1, is an English translation from the original Hebrew of the extension letter.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 – Petroleum Exploration License No. 339/ “Asher-Menashe” Extension Letter (translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: May 20, 2010	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer